For Immediate Release

Contact:     Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Reports Second Quarter 2017 Financial Results

WALNUT CREEK, CA. – August 8, 2017 – Owens Realty Mortgage, Inc. (the "Company") (NYSE MKT: ORM) today reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights
•	Net income attributable to common stockholders of $12,755,947, or $1.24 per fully-diluted common share
•	Book value attributable to common stockholders of $22.12 per common share at June 30, 2017 as compared to $21.03 per common share at December 31, 2016
•	Declared quarterly dividends of $0.10 per share of common stock

Second Quarter 2017 Operational Highlights
•	Originated seven new loans in the quarter totaling $32,730,000 (note amount) and received full or partial payoffs on six loans totaling $6,012,000
•	Average balance of performing loans for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 increased by approximately 28%
•	Sold the land held within Tahoe Stateline Venture, LLC and six condominium units at Zalanta for net proceeds of $51,206,000 resulting in net gains totaling $13,878,000

Subsequent Events

Share Repurchase
•
As of August 4, 2017, the Company had repurchased 44,253 shares of its Common Stock under the 2017 Repurchase Plan that commenced on July 13, 2017 for a total cost of approximately $762,000 (including commissions) and an average cost of $17.21 per share

Adjustment to Management Fee
•
On August 8, 2017, the Company announced that its Board of Directors and its external manager, Owens Financial Group, Inc. (the "Manager") have agreed to adjust the methodology used to calculate the annual fee payable to the Manager. The revised agreement, effective July 2017 and in place until the end of the month in which the Company's next stockholders' meeting is held, is expected to result in a reduced management fee during this interim period.

"The first quarter's results were significantly affected by the sale of the land held within Tahoe Stateline Venture, LLC.  The capital provided from this transaction will further support our announced stock repurchases and loan production going forward.  The net increase in our funded loan portfolio of approximately $23 million in the second quarter accompanied by a decrease in delinquent loans demonstrates our ability to effectively invest this capital" said Bryan Draper, the Company's CEO.
Mr. Draper added, "In addition to our encouraging loan performance, successful origination efforts and continued property sales, the second quarter was highlighted by the ongoing steps our Board is taking to create long-term value for our stockholders. An agreement has been reached to adjust the fee paid to our Manager, thereby providing better terms to our stockholders that are expected to enhance their returns. In addition to increasing the quarterly dividend, the Board also authorized a $10,000,000 stock repurchase plan, the Company's fourth plan in the past four years. Collectively, these efforts demonstrate our sustained focus on creating, enhancing and responsibly returning value to our stockholders."

Summary of Second Quarter 2017 Financial Results
The Company reported net income attributable to common stockholders of $12,755,947, or $1.24 per fully-diluted common share, for the quarter ended June 30, 2017 as compared to net income of $5,118,733, or $0.50 per fully-diluted common share, for the quarter ended June 30, 2016. The increase was primarily a result of the following:

•
An increase in gain on sales of real estate of $13,878,000 during the three months ended June 30, 2017, as compared to 2016, as a result of the sales of two real estate properties during the three months ended June 30, 2017, resulting in gain on sales of real estate totaling $13,878,000. We sold no properties during the three months ended June 30, 2016.

•
An increase in interest income on loans of $445,000 during the three months ended June 30, 2017, as compared to 2016, due primarily to an increase in the average balance of performing loans between the three months ended June 30, 2017 and 2016 of 28%.

•
A decrease in interest expense of $644,000 during the three months ended June 30, 2017, as compared to 2016, due to the sale of the TOTB Miami properties and the repayment of the debt securing the properties during the third quarter of 2016 and due to a decrease in the average balance on our line of credit during the three months ended June 30, 2017, as compared to 2016, as we repaid the line of credit in full with the sale of the TSV land in April 2017.

•
A decrease in impairment losses on real estate properties of $1,829,000 during the three months ended June 30, 2017, as compared to 2016, as a result of an impairment loss recorded on the unimproved residential and commercial land located in Gypsum, Colorado during 2016 (which was subsequently sold), whereas we recorded an impairment loss of $282,000 on the marina located in Bethel Island, California during the three months ended June 30, 2017.

These items that increased net income during the three months ended June 30, 2017 were partially offset by the following:

•
An increase in income tax expense (from income tax benefit) of $8,193,000 for the three months ended June 30, 2017, as compared to 2016, as a result of the sale of six condominium units in ZRV during 2017 for gains of approximately $667,000 and an increase in the valuation allowance recorded against deferred tax assets as a result of higher construction costs and lower expected gains from the sales of the ZRV assets in the future. The income tax benefit during 2016 was due to the conversion of ZRV into a taxable REIT subsidiary and the contribution of additional real estate assets into ZRV with book and tax basis differences that required the recording of deferred tax assets.

•
A decrease in rental and other income from real estate properties net of expenses on such properties of $659,000 for the three months ended June 30, 2017 (from income of $402,000 during the three months ended June 30, 2016 to loss of $256,000 during the three months ended June 30, 2017) as a result of the sale of four properties during 2016, a one-time increase in property assessments levied on our property located in Tacoma, Washington, decreased revenue on our golf course located in Auburn, California primarily a result of inclement weather in Northern California, increased operating expenses on our assisted living facility located in Bensalem, Pennsylvania and increased marketing and other operating costs related to the ZRV condominiums recently completed. Many of the remaining properties held by us are non-operating properties that do not generate income and, thus, will likely continue to generate a loss until they are disposed of in 2017 and beyond.

•
 An increase in management and service fees of $198,000 due to an increase in the average balance of loans in the Company's portfolio of 22% during the three months ended June 30, 2017, as compared to the three months ended June 30, 2016.

We believe, from period to period in the near term, there could be fluctuations in earnings and net income resulting from the lag time between the sale of our income-producing real estate assets and deployment of the proceeds into new loan investments.

Quarter End Loan Portfolio Summary

The following tables set forth certain information regarding the Company's loan portfolio at June 30, 2017 and December 31, 2016.

	June 30, 2017	December 31, 2016
By Property Type:
Commercial	$136,198,098	$102,442,111
Residential	15,858,723	19,001,677
Land	7,595,000	8,238,523
	$159,651,821	$129,682,311
By Position:
Senior loans	$156,844,559	$126,873,673
Junior loans	2,807,262	2,808,638
	$159,651,821	$129,682,311

The types of property securing the Company's commercial real estate loans are as follows:

	June 30, 2017	December 31, 2016
Commercial Real Estate Loans:
Apartment	$34,640,655	$11,366,570
Office	30,554,072	33,608,898
Retail	30,243,858	19,959,635
Storage	13,935,606	13,015,175
Hotel	9,951,235	9,567,143
Industrial	3,940,000	7,376,477
Marina	3,500,000	3,500,000
Warehouse	3,000,000	—
Parking garage	2,200,000	—
Assisted care	1,512,672	1,328,213
Church	1,175,000	1,175,000
Golf course	1,145,000	1,145,000
Restaurant	400,000	400,000
	$136,198,098	$102,442,111

Loans by geographic location:

	June 30, 2017		December 31, 2016
	Balance	Percentage	Balance	Percentage
California	$109,379,913	68.51%	$98,319,923	75.81%
Arizona	2,613,225	1.64%	4,655,517	3.59%
Colorado	5,168,619	3.24%	1,595,000	1.23%
Hawaii	1,450,000	0.91%	1,450,000	1.12%
Indiana	89,346	0.06%	—	—%
Michigan	10,316,539	6.46%	10,337,157	7.97%
Nevada	2,945,107	1.84%	3,669,584	2.83%
Ohio	3,755,000	2.35%	3,627,506	2.80%
Texas	6,384,072	4.00%	6,027,624	4.65%
Washington	17,550,000	10.99%	—	—%
	$159,651,821	100.00%	$129,682,311	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company's real estate portfolio at June 30, 2017 and December 31, 2016.

Real Estate Held for Sale:

	June 30, 2017	December 31, 2016
Residential	$25,618,065	$—
Land (including land under development)	12,759,511	73,140,659
Retail	7,500,622	—
Golf course	1,970,437	1,970,437
Marina	1,181,250	—
Office	—	732,539
	$49,029,885	$75,843,635

Real Estate Held for Investment:

	June 30, 2017	December 31, 2016
Retail	$16,836,174	$16,829,995
Land	3,861,785	4,234,806
Residential	2,381,216	2,405,439
Assisted care	5,737,417	5,820,709
Office	3,890,996	3,962,869
Marina	2,538,901	4,025,945
	$35,246,489	$37,279,763

Conference Call
The Company will host a conference call to discuss the results on Wednesday, August 9, 2017, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (844) 850-0545 (United States) or (412) 317-5202 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company's website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.owensmortgage.com until September 8, 2017.  To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10110935.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, prospects, and anticipated events, including the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, and repositioning and possible sale of real estate assets, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$4,671,746	$434,243
Restricted cash	6,500,000	6,500,000
Loans, net of allowance for loan losses of $2,621,455 in 2017 and $2,706,822 in 2016	157,030,366	126,975,489
Interest and other receivables	2,375,808	2,164,335
Other assets, net of accumulated depreciation and amortization of $281,007 in 2017 and $251,729 in 2016	817,038	803,676
Deferred financing costs, net of accumulated amortization of $184,805 in 2017 and $107,744 in 2016	107,294	171,855
Deferred tax assets, net	6,434,850	7,248,977
Investment in limited liability company	2,140,565	2,140,482
Real estate held for sale	49,029,885	75,843,635
Real estate held for investment, net of accumulated depreciation of $3,652,206 in 2017 and $3,151,427 in 2016	35,246,489	37,279,763
Total assets	$264,354,041	$259,562,455
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$1,024,748	$1,402,496
Due to Manager	428,652	360,627
Accounts payable and accrued liabilities	5,205,068	3,699,859
Deferred gains on sales of real estate	209,662	209,662
Lines of credit payable	—	4,976,000
Notes and loans payable on real estate	30,854,955	33,385,934
Total liabilities	37,723,085	44,034,578
Commitments and Contingencies (Note 13)
EQUITY:
Stockholders' equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 10,247,477 shares outstanding at June 30, 2017 and December 31, 2016	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 950,642 shares at June 30, 2017 and December 31, 2016	(12,852,058)	(12,852,058)
Retained earnings	56,933,511	45,830,432
Total stockholders' equity	226,630,956	215,527,877
Total liabilities and equity	$264,354,041	$259,562,455

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Income
 (UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues:
Interest income on loans	$2,641,363	$2,196,012	$5,188,405	$4,239,020
Rental and other income from real estate properties	1,179,835	2,451,416	2,126,206	4,591,401
Income from investment in limited liability company	46,092	44,686	90,084	87,310
Total revenues	3,867,290	4,692,114	7,404,695	8,917,731
Expenses:
Management fees to Manager	1,006,680	825,149	1,954,194	1,590,664
Servicing fees to Manager	91,516	75,014	177,654	144,606
General and administrative expense	545,872	349,927	1,029,686	903,345
Rental and other expenses on real estate properties	1,436,001	2,048,929	2,639,320	3,839,307
Depreciation and amortization	303,782	309,271	613,742	652,920
Interest expense	362,174	1,005,703	648,975	1,688,755
Provision for loan losses	137,244	274,920	175,280	385,995
Impairment losses on real estate properties	281,626	2,110,150	281,626	2,110,150
Total expenses	4,164,895	6,999,063	7,520,477	11,315,742
Operating loss	(297,605)	(2,306,949)	(115,782)	(2,398,011)
Gain on sales of real estate, net	13,877,715	—	13,877,534	4,838,815
Net income (loss) before income taxes	13,580,110	(2,306,949)	13,761,752	2,440,804
Income tax (expense) benefit	(824,163)	7,368,835	(814,127)	7,368,835
Net income	12,755,947	5,061,886	12,947,625	9,809,639
Less: Net loss attributable to non-controlling interests	—	56,847	—	43,355
Net income attributable to common stockholders	$12,755,947	$5,118,733	$12,947,625	$9,852,994

Per common share data:
Basic and diluted earnings per common share	$1.24	$0.50	$1.26	$0.96
Basic and diluted weighted average number of common shares outstanding	10,247,477	10,247,477	10,247,477	10,247,477
Dividends declared per share of common stock	$0.10	$0.08	$0.18	$0.16

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